UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2007, Q.E.P. Co., Inc. (the “Company”), Bank of America, N.A., successor-in-interest to Fleet Capital Corporation (“BOA”), and HSBC Bank USA, National Association, successor-by-merger to HSBC Bank USA (“HSBC” and together with BOA, the “Lenders”), executed a Ninth Amendment and Waiver Agreement by and among the Company, certain affiliates of the Company, the Lenders, and BOA as Agent (the “Amendment”), which amended the Company’s Second Amended and Restated Loan Agreement dated as of November 14, 2002 (as amended and in effect from time to time, the “Loan Agreement”). Pursuant to the Amendment, two of the financial covenants in the Loan Agreement, including covenants that require the Company to maintain a certain senior debt to trailing EBITDA ratio and a certain fixed charge coverage ratio (all as defined in the Loan Agreement) were modified to make the covenants less restrictive. The definition of the term "Borrowing Base" in the Loan Agreement was also amended to increase the ability of the Company to borrow against eligible inventory of raw material and finished goods of the Company and certain subsidiaries.

At March 31, 2007, the Company would have had approximately $5.5 million available for future borrowings under its revolving loan facility using the newly agreed inventory advance rates or an increase of approximately $2.0 million.

Section 2- Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: May 1, 2007	By:	/s/ Stuart F. Fleischer
	Name:	Stuart F. Fleischer
	Title:	Chief Financial Officer